Exhibit 99.1
Matria Healthcare Completes Acquisition of CorSolutions
Thursday January 19, 3:04 pm ET
MARIETTA, Ga., Jan. 19 /PRNewswire-FirstCall/ — Matria Healthcare, Inc. (Nasdaq: MATR — News) announced today the completion of its previously announced acquisition of CorSolutions Medical, Inc., a leading provider of disease management and health and productivity services to employers, health plans and government-sponsored healthcare programs.
Parker H. “Pete” Petit, Matria’s Chairman and Chief Executive Officer, stated, “The combination of Matria and CorSolutions creates the industry’s most expansive and integrated offering of wellness, health and productivity, and disease management programs. As an integrated company, we will be able to reach a broader base of clients and influence the health outcomes of a significantly expanded population. Our comprehensive array of products and services and our undivided focus on the dynamic disease management and wellness market positions Matria as the premier provider in our industry.”
ABOUT CORSOLUTIONS
CorSolutions is an industry pioneer with the longest tenure of delivering proven healthcare outcomes. CorSolutions addresses the demands of business today with an innovative, comprehensive approach to health and productivity. CorSolutions offers a completely integrated suite of clinical, administrative and provider services that span the entire health continuum from wellness and prevention to acute, chronic and specialty/complex care to deliver flexible health and productivity management solutions.
ABOUT MATRIA HEALTHCARE
Matria Healthcare is a leading provider of comprehensive health enhancement programs to health plans and employers. Matria manages major chronic diseases and episodic conditions including diabetes, congestive heart failure, coronary artery disease, asthma, chronic obstructive pulmonary disease, high-risk obstetrics, cancer, chronic pain, depression, end-stage renal disease, and obesity; delivers programs that address wellness, healthy living, productivity improvement, and patient advocacy; and provides case management of acute and catastrophic conditions. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on line at http://www.matria.com.
SAFE HARBOR STATEMENT
This press release contains forward-looking statements. Such statements include but are not limited to the ability to integrate CorSolutions’ and Matria’s programs and services, and the impact of the integration on expanding the company’s base of clients and covered lives. These statements are based on current information and belief, and are not guarantees of future performance. Matria and CorSolutions cannot and do not guarantee or predict the outcomes of any participant in the companies’ programs or services. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the difficulties associated with integrating CorSolutions into Matria’s business, failure of the integration of CorSolutions’ programs and Matria’s programs, decreased employer and healthplan interest in or demand for wellness and disease management programs, developments in the healthcare industry, third- party actions over which Matria does not have control, regulatory requirements applicable to Matria’s business and the risk factors detailed from time to time in Matria’s periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria’s Annual Report on Form 10-K for the year ended December 31, 2004. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.
Contact:
  Steve Mengert
  Chief Financial Officer
  770/767-4500